Exhibit 10.2

Fiscal Year 2012 Executive Bonus Plan

1.                                      PURPOSE OF PLAN

The purpose of this Vitesse Semiconductor Corporation Fiscal Year 2012 Executive Bonus Plan (this “Plan”) is to provide members of the executive staff (“Executive”) of Vitesse Semiconductor Corporation, a Delaware corporation, (the “Corporation”) with the opportunity to earn incentive bonuses based on (a) the Corporation’s attainment of specific financial performance objectives for the 2012 Fiscal Year (as defined below) and (b) the executive’s achievement of designated personal performance goals during the 2012 Fiscal Year.

2.                                      DEFINITIONS

2.1                               “2012 Fiscal Year” means the fiscal year of the Corporation that began on October 1, 2011 and will end on September 30, 2012.

2.2                               “Adjusted EBITDA” means net income before interest, expenses for taxes, depreciation, amortization, deferred stock compensation and non-recurring professional fees. The Administrator may, from time-to-time, make other exceptions to the definition as it deems appropriate with respect to unusual or non-recurring events such as balance sheet adjustments, mergers, acquisitions, and divestitures.

2.3                               “Administrator” means the Compensation Committee of the Board of Directors of the Corporation.

2.4                               “Base Salary” means a Participant’s Base Salary paid (or deferred) in the 2012 Fiscal Year. Base Salary does not include bonuses or any form of compensation other than salary.

2.5                               “Eligible Person” is (a) any “officer” as that term is defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (except the President/Chief Executive Officer) or (b) any vice-president who is a member of the Corporation’s executive staff.

2.6                               “Goals” means the individual personal performance goals established by the Corporation’s Chief Executive Officer for each Participant for the 2012 Fiscal Year.

2.7                               “Participant” means an Eligible Person who has been designated by the Administrator as eligible to earn a Bonus for the 2012 Fiscal Year.

2.8                               “Total Bonus” means the portion of a Participant’s Bonus, if any, that is based on both the Participant’s achievement of his or her Personal Goals and the Corporation’s level of Adjusted EBITDA for the 2012 Fiscal Year.

3.                                      PLAN ADMINISTRATION

3.1                               Administration. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator.

741 Calle Plano, Camarillo, CA 93012 USA

3.2                               Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan, including, without limitation, the authority to:

(a)                                  determine the Eligible Persons and, from among the Eligible Persons, designate those who are Participants;

(b)                                 approve the Goals established by the Corporation’s Chief Executive Officer for each Participant;

(c)                                  determine and approve the amount of the actual Bonus for each Participant; and

(d)                                 construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation and Participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the Bonus payments under this Plan.

3.3                               Binding Determinations. Any action taken by, or inaction of, the Corporation, the Corporation’s Chief Executive Officer, or the Administrator relating or pursuant to this Plan and within its or his authority hereunder or under applicable law shall be within the absolute discretion of that entity, person or body and shall be conclusive and binding upon all persons. Neither the Corporation’s Chief Executive Officer, the Administrator, nor any person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4                               Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation shall be liable for any such action or determination taken or made or omitted in good faith.

3.5                               Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or to third parties.

4.                                      ELIGIBILITY

The Administrator may grant Bonus opportunities under this Plan only to those persons that the Administrator determines to be Eligible Persons. The Administrator shall notify each Participant of his or her eligibility to earn a Bonus under this Plan by the later of December 15, 2011 or the 45th day following the date that the Participant becomes an Eligible Person. Such notice shall be in writing and shall include a description of the Participant’s Goals.

5.                                      BONUS CALCULATIONS

5.1                               Goals

5.1.1                     Establishment. The Corporation’s Chief Executive Officer shall establish Goals for each Participant by the later of December 31, 2011 or the 45th day following the date the Participant becomes an Eligible Person.

5.1.2                     Adjustment. To preserve the intended incentives and benefits of a Goal Bonus opportunity, the Chief Executive Officer may (i) adjust the Goals to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition or any combination of the foregoing), or any complete or partial liquidation of the Corporation or (ii) make other appropriate adjustments to the Goals.

5.1.3                     Determination of Achievement of Goals. The Corporation’s Chief Executive Officer shall, in his sole discretion, determine the extent to which each Participant has attained the Goals established for such Participant for the 2012 Fiscal Year, which shall be expressed as a whole percentage from 0% to 100%. The Chief Executive Officer shall make that determination within 90 days following the end of the 2012 Fiscal Year and notify the Administrator and the Participant of that determination as soon thereafter as practicable.

5.2                               Total Bonus

Each Participant’s Total Bonus, if any, shall be an amount equal to (a) times (b) times (c), where (a) equals the Participant’s Base Salary, (b) equals the percentage of Total Bonus with 100% of Goals Achieved for the respective Adjusted EBITDA and (c) equals the percentage of the Participants achievement of his or her Goals; provided, however, that such Total Bonus shall be prorated for any Participant who is first employed by the Corporation after October 1, 2011, to reflect the portion of the 2012 Fiscal Year during which he or she was a Participant.

The formula can also be stated as:

(Base Salary) X (% of Total Bonus with 100% of Goals Achieved for the respective Adjusted EBITDA) X (% of Goals Attained), as described in Table 1 below.

An additional bonus will be paid to the VP of Sales only as:

(Base Salary) X (% of Revenue Bonus Goals Achieved + % of Design Win Bonus Goals Achieved), as described in Table 2 below.

6.                                      VESTING

6.1                               Vesting. A Participant’s right to receive a Bonus under this Plan shall vest on September 30, 2012, subject to the employment and performance requirements set forth in this Section 6 (and subject to the levels of (a) the Participant’s achievement of Goals and (b) the Company’s Adjusted EBITDA).

6.2                               Continued Employment Required. A Participant must continue to be employed by the Corporation without performance deficiencies (as described in Section 6.5) until September 30, 2012 as a condition to vesting in the right to receive a Bonus payment under this Plan. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Eligible Person to any proportionate vesting. An approved leave of absence by a Participant, either at the time of the vesting date, or at any time during the vesting period, will not prevent vesting of payments under the Plan.

6.3                               Effect of Termination Prior to Vesting. If a Participant’s employment with the Corporation terminates before September 30, 2012 for reason that is not governed by a Change in Control or employment agreement, his or her participation in the Plan will terminate immediately and he or she shall not be eligible for a Bonus.

6.4                               Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or the Administrator otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or the Administrator; provided that, unless re-employment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months.

6.5                               Effect of Performance Deficiencies. A Participant’s right to receive a Bonus will not become vested if, (a) at the close of the 2012 Fiscal Year, the Participant is on a Performance Improvement Plan, or (b) during the 2012 Fiscal Year, the Participant is otherwise notified that his or her job performance is deficient and he or she has failed to correct the deficiencies by the end of the 2012 Fiscal Year.

7.                                      TIME OF BONUS PAYMENTS

Each Participant’s Bonus, if any, shall be paid by the end of the first quarter of Fiscal Year 2013, or as soon as practicable after determination and certification of the actual financial performance levels for the year and grant of approval by the Compensation Committee in a duly held meeting, but, in no event, later than March 15, 2013.

8.                                      OTHER PROVISIONS

8.1                               Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, and the payment of money under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including, but not limited to, state and federal securities law) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith.

8.2                               No Rights to Awards. No person shall have any claim or rights to be granted awards (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3                               No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan) shall confer upon any Eligible Person or Participant any right to continue in the employ or other service of the Corporation, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract.

8.4                               Plan Not Funded. Awards payable under this Plan shall be payable from the general assets of the Corporation and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Corporation by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5                               Tax Withholding. Upon any payment of any award, the Corporation shall deduct from any amount otherwise payable in cash to the Participant (or the Participant’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Corporation may be required to withhold with respect to such cash payment.

8.6                               Effective Date, Term, Amendments.

8.6.1                     Effective Date and Term. This Plan is effective as of October 1, 2011, the date of its approval by the Compensation Committee of the Board of Directors of the Corporation (the “Effective Date”) and shall be effective for the 2012 Fiscal Year. The Plan shall automatically terminate upon the payment of the Bonuses due hereunder or, if no Bonuses are payable hereunder, as of September 30, 2012.

8.6.2                     Board Authorization. The Administrator may, at any time, amend this Plan; provided that no amendment shall adversely affect any Participant’s opportunity to earn a Bonus for the 2012 Fiscal Year.

8.7                               Governing Law; Construction; Severability.

8.7.1                     Choice of Law. This Plan and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.7.2                     Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8                               Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.9                               Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant any award or authorize any other compensation, under any other plan or authority. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation.

8.10                        No Corporate Action Restriction. The existence of this Plan shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation, (d) any dissolution or liquidation of the Corporation, (e) any sale or transfer of all or any part of the assets or business of the Corporation, or (f) any other corporate act or proceeding by the Corporation. No Participant, beneficiary or any other person shall have any claim under any grant of a Bonus opportunity against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation, as a result of any such action.

INWITNESS WHEREOF, this Plan is executed by its duly authorized officer as of November 30, 2011.

VITESSE SEMICONDUCTOR CORPORATION

By

Name	Christopher R. Gardner

Title	President / CEO

EXHIBIT A

Table 1:                                                    Incentive Bonus Calculations based on Adjusted EBITDA and Assuming All Goals Are Achieved (as Percent of Base Salary)

Adjusted EBITDA ($M)	Total Bonus with 100% of Goals Achieved (All VPs)	Total Bonus with 100% of Goals Achieved (CFO)
<$[•](1)	0%	0%	Below FY2012 Performance

$[•] – <$[•]	20%	30%	Minimum Bonus Below FY2012 AOP; Meet Street

$[•] – <$[•]	30%	40%	Target AOP = $[•] Meet FY2012 AOP; Beat Street

$[•] – <$[•]	40%	50%	Beat FY2012 AOP, Beat Street

> $[•]	50%	60%	Maximum Bonus Beat FY2012 AOP; Beat Street

Table 2:                                                    Sales Incentive Bonus Calculations (as Percent of Base Salary) Applies to VP of Sales ONLY Paid IF and ONLY IF a minimum of $[•] Adjusted EBITDA is achieved

Revenue Achieved in FY2012 (M$)	Revenue Bonus		Design Wins Achieved in FY2012 (M$)	DW Bonus
<$[•] (Below Min)	[•]	%	<$[•]	[•]	%	Below Min

$[•] – <$[•] (AOP minus 5%)	[•]	%	[•] – <$[•]	[•]	%	Min

$[•] – <$[•] (AOP = $[•])	[•]	%	$[•] – <$[•]	[•]	%	Target

$[•] – <$[•] (AOP plus 5%)	[•]	%	$[•] – <$[•]	[•]	%	Key Plays

>$[•] (Stretch)	[•]	%	>$[•]	[•]	%	Max

(1)  Terms represented by this symbol are considered confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.